EXHIBIT (21)

                           SUBSIDIARIES OF THE ISSUER



1.       Subsidiaries of EnterTech Media Group, Inc.:

                  EnterTech Limited, a Nevada Corporation.


2.       Subsidiaries of EnteTech Limited

                  A.  EnterTech Picture Corporation, a Nevada corporation.

                  B.  EnterTech Releasing Corporation, a Nevada corporation.